Exhibit 5.1 and 23.2

Susan B. Zaunbrecher

513-977-8171

susan.zaunbrecher@dinslaw.com

July 26, 2011

LCNB Corp.

2 North Broadway

Lebanon, Ohio 45036

Ladies and Gentlemen:

This opinion is rendered for use in connection with the Registration Statement on Form S-3, prescribed pursuant to the Securities Act of 1933, to be filed by LCNB Corp. (the "Company") with the Securities and Exchange Commission on or about July 25, 2011 under which up to 400,000 shares of the Company's Common Stock, no par value ("Common Stock") are to be registered.

We hereby consent to the filing of this opinion as Exhibits 5.1 and 23.2 to the Registration Statement and to the reference to our name in the Registration Statement.

As counsel to the Company, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such statutes, documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary for the purpose of this opinion, including the Company’s amended and restated articles of incorporation, as amended, the Company’s code of regulations and the record of proceedings of the directors of the Company.

Based upon the foregoing, we are of the opinion that when the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission and such 400,000 shares of Company Common Stock shall have been issued in accordance with the terms set forth in the Registration Statement, such shares of Company Common Stock will be legally and validly issued and outstanding, fully-paid and nonassessable.

The opinions expressed herein are opinions solely regarding the laws of the United States of America and the laws of the State of Ohio (without regard to conflicts of law principles); no opinion is expressed herein concerning the laws of any other jurisdiction.

We express no opinions with respect to any matter except as expressly and specifically set forth above, and no opinion as to any other matter shall be deemed to have been given by, or be implied or inferred from, the opinion set forth above, or from anything else set forth in this letter.

LCNB Corp.

July 26, 2011

This letter speaks only as of its date.  We undertake no obligation to advise the addressee (or any third party) of changes of law or fact that occur after the date of this letter, regardless of whether the change may affect the legal analysis, a legal conclusion or other information contained in this letter.

Very truly yours,

DINSMORE & SHOHL, LLP

/s/ Susan B. Zaunbrecher

Susan B. Zaunbrecher